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                                                                   Exhibit 7(cc)

                                LETTER AGREEMENT



April 18, 2006

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser Series (the "Trust") has changed the name of Janus Adviser Core Equity Fund to Janus Adviser Fundamental Equity Fund (the "Fund"), effective June 30, 2006. The Trust requests confirmation that all references to "Janus Adviser Core Equity Fund" in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Adviser Fundamental Equity Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES


By: /s/ Stephanie Grauerholz-Lofton
    ----------------------------------------
    Stephanie Grauerholz-Lofton
    Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph L. Hooley
    ----------------------------------------


Agreed to this 1st day of May, 2006.